UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2008

Federal Agricultural Mortgage Corporation
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 872-7700

No change
(Former name or former address, if changed since last report)

Item 8.01.  Other Events.

On September 7, 2008, the United States Department of the Treasury, the Federal Reserve and the Federal Housing Finance Agency (“FHFA”) announced that FHFA was placing the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) into conservatorship. The plan announced by the U.S. government includes, among other things, the elimination of dividends on Fannie Mae and Freddie Mac common and preferred stock and an agreement by the U.S. government to provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock in each of Fannie Mae and Freddie Mac and warrants for the purchase of 79.9% of the common stock of each company. The senior preferred stock has a liquidation preference senior to all Fannie Mae and Freddie Mac common and preferred stock.

As described in the Registrant’s second quarter Form 10-Q and fiscal year 2007 Annual Report on Form 10-K, Farmer Mac’s financial results are subject to a number of assumptions and estimates and the evaluation of risks and uncertainties, including but not limited to developments in the financial markets and fluctuations in the value and liquidity of assets held by Farmer Mac. Please see “Special Note Regarding Forward-Looking Statements” in Farmer Mac’s second quarter Quarterly Report on Form 10-Q as filed with the SEC on August 12, 2008 and “Risk Factors” disclosed in Farmer Mac’s 2007 Annual Report on Form 10-K as filed with the SEC on March 17, 2008.

As disclosed in Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Farmer Mac recorded a $5.3 million other-than-temporary impairment related to its investment in Fannie Mae floating rate preferred stock, with the $52.5 million amortized cost of the investment being written down to its fair value of $47.2 million as of June 30, 2008. That report also stated that, subsequent to June 30, 2008, Farmer Mac’s investment in the Fannie Mae preferred stock had experienced further price declines and volatility, with a fair value of $30.6 million as of August 1, 2008, and that additional impairment losses would be recognized during third quarter 2008 if the security did not otherwise recover in value.

Subsequent to the announcement of the U.S. government on September 7, 2008, the market value of the Fannie Mae preferred stock owned by Farmer Mac declined significantly to $3.2 million as of the close of business on September 11, 2008. Farmer Mac continues to hold its 1 million share investment in Fannie Mae Series O preferred stock, and it is currently unclear if or when Farmer Mac will recover the value of its investment in these securities. Farmer Mac does not hold any other common or preferred stock or any other equity securities issued by Fannie Mae or Freddie Mac. Farmer Mac believes the decline in the fair value of such securities from August 1, 2008 reflects the subordination of all classes of pre-existing Fannie Mae preferred stock to the U.S. Treasury Department’s senior preferred stock and investor expectations that dividend payments on Fannie Mae preferred stock are unlikely to resume in the near term and that the Series O preferred stock, though currently callable, will not be called in the foreseeable future. Furthermore, there can be no assurance that the value of the Series O preferred stock will not decline further, or that Farmer Mac will not have to recognize additional other-than-temporary impairment charges related to such preferred stock.

Based on these developments, Farmer Mac expects to record a further non-cash other-than-temporary impairment charge on its investment in Fannie Mae preferred stock for the quarter ending September 30, 2008. The amount of pre-tax impairment charge for third quarter 2008 will equal the difference between the carrying value of the securities at June 30, 2008 ($47.2 million) and the market value of the securities as of September 30, 2008. On an after-tax basis, the resulting non-cash impairment charge is expected to be approximately $44.0 million because Farmer Mac does not expect to realize any material tax benefit in connection with the impairment of its Fannie Mae preferred stock. Although Farmer Mac would realize a capital loss if it sells the securities, such capital loss would result in a tax benefit to Farmer Mac only to the extent the capital loss can be used to reduce capital gains available during the applicable carryback and carryforward periods. Farmer Mac does not expect those capital gains to be material in relation to the amount of the other-than-temporary impairment charge.

As a result of the expected non-cash other-than-temporary impairment charge on the Fannie Mae preferred stock, Farmer Mac expects to report a loss for the third quarter 2008. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the risk-based capital stress test, as described in more detail in its periodic filings with the SEC. Farmer Mac currently is in compliance with all applicable capital requirements and expects to be in compliance as of September 30, 2008.

Farmer Mac’s outstanding program volume as of September 12, 2008 was approximately $9.5 billion. The mortgages and loans underlying those guarantees and commitments continue to perform well, with delinquencies remaining at historically low levels consistent with the continued strength of the U.S. agricultural economy. Farmer Mac has strong prospects for growth in program volume during the third and fourth quarters and believes it has capital sufficient to support that growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel

Dated:         September 12, 2008